Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated July 30, 2021, relating to the financial statements and financial highlights of Stone Harbor Emerging Markets Corporate Debt Fund, Stone Harbor Emerging Markets Debt Allocation Fund, Stone Harbor Emerging Markets Debt Fund, Stone Harbor High Yield Bond Fund, Stone Harbor Local Markets Fund, and Stone Harbor Strategic Income Fund, each a series of Stone Harbor Investment Funds (the “Funds”), appearing in the Annual Report on Form N-CSR of the Funds for the year ended May 31, 2021, and to the references to us under the headings "Comparison of Other Principal Service Providers", “Representations and Warranties” and “Exhibit G: Financial Highlights of the Acquired Funds” in the Combined Prospectus/Proxy Statement, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

November 24, 2021